Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

JANUARY 27, 2006

SUBJECT: COMPANY NEWS

Contact:	Peter Zentz Corporate Communications Manager or Frank Dunne, Vice President, CFO & Treasurer (508) 563-1000

Benthos Announces Approval of Teledyne Merger Agreement

NORTH FALMOUTH, MASSACHUSETTS, JANUARY 27, 2006 . . . BENTHOS, INC. (NASDAQ: BTHS), a leader in the manufacture of oceanographic products and package inspection systems, announced today that the merger agreement providing for the merger of Benthos with a wholly-owned subsidiary of Teledyne Technologies Incorporated (NYSE:TDY) was approved at the Special Meeting of Shareholders of Benthos held today in Falmouth, Massachusetts. Approximately 1,550,594 shares, or 73.6% of the issued and outstanding shares of Benthos, voted to approve the merger agreement. Benthos contemplates that the merger will be consummated prior to the end of business today.

About Benthos

Benthos, Inc. manufactures oceanographic products and package inspection systems through its two divisions. The Undersea Systems Division has developed a number of products based on its established acoustic technology for energy markets, governmental entities, the port and harbor security segment of the homeland defense market, and other commercial markets. The Package Inspection Systems Division, also referred to as the TapTone® Division, has developed quality control equipment for flexible plastic, glass and other packaging used in the beverage, food and pharmaceutical markets.

About Teledyne

Teledyne Technologies Incorporated is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward Looking Statements

The statements in this news release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are “forward-looking statements” within the meaning of the Federal Securities Laws. The Company believes that such statements are reasonable and are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. However, actual results could differ materially from those currently anticipated due to a number of factors that include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, regulatory changes and other factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.